Exhibit 99.1

The Acquisition

On June 10, 2010, Vanguard Health Systems, Inc. (“Vanguard”) and certain of its consolidated subsidiaries (collectively, the “Vanguard acquisition companies”) entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with The Detroit Medical Center, a Michigan non-profit corporation and certain of its affiliates (collectively, “DMC”), pursuant to which the Vanguard acquisition companies will acquire (the “Acquisition”) substantially all of the assets of DMC consisting primarily of eight acute care and specialty hospitals in the Detroit, Michigan metropolitan area and related healthcare facilities.

The Acquisition is subject to obtaining certain necessary domestic regulatory approvals and satisfying other customary closing conditions, including the receipt of material licenses (and approval from the Michigan Attorney General in respect of the sale of nonprofit assets to a for profit corporation). The completion of this offering is not conditioned on the completion of the Acquisition. We expect the Acquisition to close on or around October 1, 2010 but not later than November 1, 2010. However we, cannot assure you that the Acquisition will be completed. If the Acquisition is not consummated, the net proceeds of this offering will be used for general corporate purposes, including other acquisitions.

The estimated sources and uses of the funds for the Acquisition, assuming the Acquisition had closed on March 31, 2010 are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors.

Sources of Funds		Uses of Funds
(Dollars in millions)

Cash on hand(1)	$146.4	DMC consideration(3)	$360.3

Notes offered hereby(2)	225.0	Transaction fees and expenses(4)	11.1

Total sources of funds	$371.4	Total uses of funds	$371.4

(1)	To the extent that additional funds are needed to fund the DMC consideration, the additional funds will be provided by borrowings under the New Revolving Credit Facility.

(2)	Does not give effect to any original issue discount.

(3)	Net of cash acquired from DMC of $56.3 million.

(4)	Reflects our estimate of fees and expenses, including financing fees, placement fees, and other transaction and Acquisition-related costs and professional fees.

Recent Developments

On June 10, 2010, the Vanguard acquisition companies and DMC entered into the Purchase Agreement pursuant to which we will acquire substantially all of the assets of DMC consisting primarily of eight acute care and specialty hospitals in the Detroit, Michigan metropolitan area and related healthcare facilities. DMC operates eight hospitals in the Detroit metropolitan area, including Children’s Hospital of Michigan, Detroit Receiving Hospital, Harper University Hospital, Huron Valley-Sinai Hospital, Hutzel Women’s Hospital, Rehabilitation Institute of Michigan, Sinai-Grace Hospital and DMC Surgery Hospital, with 1,734 licensed beds and total revenues for its last reported fiscal year ended December 31, 2009 of approximately $2.1 billion. For the year ended December 31, 2009, DMC had discharges of 75,000 and emergency room visits of 370,000, in each case in the aggregate.

Under the Purchase Agreement, the Vanguard acquisition companies will acquire all of DMC’s assets (other than donor restricted assets and certain other assets) and will assume all of its liabilities (other than its outstanding bonds and similar debt and certain other liabilities) for an estimated cash purchase price of approximately $417 million. The cash purchase price is subject to adjustment up or down based upon the changes in the amounts of DMC’s debt instruments to be repaid and certain DMC assets and liabilities to be excluded from the transaction. The assumed liabilities include a pension liability under a “frozen” defined benefit pension plan of DMC (approximately $184 million at December 31, 2009), which liability we anticipate that the Vanguard acquisition companies will fund over seven years after closing based upon current actuarial assumptions and estimates (such assumptions and estimates are subject to periodic adjustment).

The Purchase Agreement includes customary representations, warranties and covenants for a transaction of this size and nature, provided, however, the representations and warranties do not survive the closing of the transaction. Each of the Vanguard acquisition companies and DMC may terminate the Purchase Agreement, subject to certain exceptions, (i) by mutual consent; (ii) in the event of an uncured breach of the Purchase Agreement by the other party and (iii) if the Closing has not occurred by November 1, 2010. Additionally, the Vanguard acquisition companies may terminate the Purchase Agreement at any time by payment of a $50 million termination fee to DMC.

On March 17, 2010, we entered into an asset purchase agreement with affiliates of Resurrection Health Care of Chicago, Illinois to acquire the ownership of the assets of Resurrection’s Westlake Hospital, its West Suburban Medical Center and the outpatient facilities and other assets related to each such hospital. Westlake Hospital is a 225-bed acute care facility located in Melrose Park, Illinois. West Suburban Medical Center is a 234-bed acute care facility located in Oak Park, Illinois. The West Suburban facility is about five miles from our MacNeal Hospital in Berwyn, Illinois and the Westlake facility is about seven miles from our MacNeal facility. Our purchase price for the hospitals is expected to be $40 million, plus or minus the difference between the net working capital of the hospitals as of the closing date and $15 million. Closing is subject to receipt of all necessary governmental approvals and licenses, approval by our board of directors, completion of satisfactory schedules to the asset purchase agreement and other customary conditions. No schedules to the asset purchase agreement have yet been approved by us, nor has our board of directors approved this proposed transaction. There is no termination fee provided in the asset purchase agreement should this proposed transaction fail to be consummated. The unaudited revenues of these two Illinois hospitals and related healthcare operations were approximately $282 million for the year ended June 30, 2009.

Risks Related to Our Indebtedness

Our high level of debt and significant leverage may adversely affect our operations and our ability to grow and otherwise execute our business strategy.

We will continue to have substantial indebtedness after the completion of the June 2010 offering of $225,000,000 aggregate principal amount of our 8% Senior Notes due 2018 (the “offering”). As of March 31, 2010, we had $1,751.6 million of outstanding debt, excluding letters of credit and guarantees. As of March 31, 2010, on an as adjusted basis after giving effect to the offering and the Acquisition, we would have had approximately $1,993.7 million of total indebtedness outstanding (including the notes offered hereby), $815.0 million of which would have been secured. We also have $229.8 million of secured indebtedness available for borrowing under the New Revolving Credit Facility, after taking into account $30.2 million of outstanding letters of credit. In addition, we may seek to increase the borrowing availability under the New Revolving Credit Facility to an amount larger than $260.0 million, subject to the receipt of lender commitments and subject to certain other conditions. The amount of our outstanding indebtedness is substantial compared to the net book value of our assets.

Our substantial indebtedness could have important consequences to you, including the following:

•	our high level of indebtedness could make it more difficult for us to satisfy our obligations with respect to the notes offered hereby, including any repurchase obligations that may arise thereunder;

•	limit our ability to obtain additional financing to fund future capital expenditures, working capital, acquisitions or other needs;

•	increase our vulnerability to general adverse economic, market and industry conditions and limit our flexibility in planning for, or reacting to, these conditions;

•	make us vulnerable to increases in interest rates since all (as of March 31, 2010 after giving effect to this offering and the Acquisition) of our borrowings under our New Credit Facilities are, and additional borrowings may be, at variable interest rates;

•	our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and we may be more vulnerable to a downturn in general economic or industry conditions or be unable to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins;

•	limit our ability to use operating cash in other areas of our business because we must use a substantial portion of these funds to make principal and interest payments; and

•	limit our ability to compete with others who are not as highly-leveraged.

Our ability to make scheduled payments of principal and interest or to satisfy our other debt obligations, to refinance our indebtedness or to fund capital expenditures will depend on our future operating performance. Prevailing economic conditions (including interest rates) and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations or realize anticipated revenue growth or operating improvements, or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

A breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any senior debt is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture and the New Credit Facilities do not fully prohibit us or our subsidiaries from doing so. Our New Revolving Credit Facility provides lender commitments of up to $260.0 million (not giving effect to any outstanding letters of credit, which would reduce the amount available under our New Revolving Credit Facility), of which $229.8 million was available for future borrowings as of March 31, 2010, on an as adjusted basis after giving effect to this offering. In addition, we may seek to increase the borrowing availability under the New Revolving Credit Facility and to increase the amount of our outstanding term loans as previously described. Also, upon the occurrence of certain events and satisfaction of a maximum senior secured leverage ratio test, we may request an incremental term loan facility or facilities in an unlimited amount in the aggregate, subject to receipt of commitments by existing lenders or other financing institutions and to the satisfaction of certain other conditions. All of those borrowings would be senior and secured, and as a result, would be effectively senior to the notes and the guarantees of the notes by the guarantors. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

All of the borrowings under the New Credit Facilities bear interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our debt and could materially reduce our profitability. A 0.25% increase in the expected rate of interest under the New Credit Facilities would increase our annual interest expense by approximately $2.0 million. The impact of such an increase would be more significant than it would be for some other companies because of our substantial debt.

Risks Related to Our Business and Structure

The current challenging economic environment, along with difficult and volatile conditions in the capital and credit markets, could materially adversely affect our financial position, results of operations or cash flows, and we are unsure whether these conditions will improve in the near future.

The U.S. economy and global credit markets remain volatile. Declining consumer confidence and increased unemployment have increased concerns of prolonged economic weakness. While certain healthcare spending is considered non-discretionary and may not be significantly impacted by economic downturns, other types of healthcare spending may be significantly adversely impacted by such conditions. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose to defer or forego elective surgeries and other non-emergent procedures, which are generally more profitable lines of business for hospitals. We are unable to determine the specific impact of the current economic conditions on our business at this time, but we believe that further deterioration or a prolonged period of recession will have an adverse impact on our operations. Other risk factors discussed in this offering memorandum describe some significant risks that may be magnified by the current economic conditions such as the following:

•	Our concentration of operations in a small number of regions, and the impact of economic downturns in those communities. To the extent the communities in and around San Antonio, Texas; Phoenix, Arizona; Chicago, Illinois or certain communities in Massachusetts experience a greater degree of economic weakness than average, the adverse impact on our operations could be magnified.

•	Our revenues may decline if federal or state programs reduce our Medicare or Medicaid payments or managed care companies (including managed Medicare and managed Medicaid payers) reduce our reimbursement. Current economic conditions have accelerated and increased the budget deficits for most states, including those in which we operate. These budgetary pressures may result in healthcare payment reductions under state Medicaid plans or reduced benefits to participants in those plans. Also, governmental, managed Medicare or managed Medicaid payers may defer payments to us to conserve cash. Managed care companies may also seek to reduce payment rates or limit payment rate increases to hospitals in response to reductions in enrolled participants.

•	Our hospitals face a growth in uncompensated care as the result of the inability of uninsured patients to pay for healthcare services and difficulties in collecting patient portions of insured accounts. Higher unemployment, Medicaid benefit reductions and employer efforts to reduce employee healthcare costs may increase our exposure to uncollectible accounts for uninsured patients or those patients with higher co-pay and deductible limits.

•	Under extreme market conditions, there can be no assurance that funds necessary to run our business will be available to us on favorable terms or at all. Most of our cash and borrowing capacity under our New Credit Facilities will be held with a limited number of financial institutions, which could increase our liquidity risk if one or more of those institutions become financially strained or are no longer able to operate.

We are unable to predict if the condition of the U.S. economy, the local economies in the communities we serve or global credit conditions will improve in the near future or when such improvements may occur.

We are unable to predict the impact of the Health Reform Law, which represents significant change to the healthcare industry.

The recently enacted Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”) will change how healthcare services are covered, delivered, and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid DSH payments and the establishment of programs where reimbursement is tied to quality and integration. In addition, the new law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality, and contains provisions intended to strengthen fraud and abuse enforcement.

The expansion of health insurance coverage under the Health Reform Law may result in a material increase in the number of patients using our facilities who have either private or public program coverage. In addition, a disproportionately large percentage of the new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements. Two such states are Texas and Illinois, where over 50% of our licensed beds are located. Further, the Health Reform Law provides for a value-based purchasing program, the establishment of Accountable Care Organizations (“ACOs”) and bundled payment pilot programs, which will create possible sources of additional revenue.

However, it is difficult to predict the size of the potential revenue gains to us as a result of these elements of the Health Reform Law, because of uncertainty surrounding a number of material factors, including the following:

•	how many previously uninsured individuals will obtain coverage as a result of the Health Reform Law (while the Congressional Budget Office (“CBO”) estimates 32 million, the Centers for Medicare & Medicaid Services (“CMS”) estimates almost 34 million; both agencies made a number of assumptions to derive that figure, including how many individuals will ignore substantial subsidies and decide to pay the penalty rather than obtain health insurance and what percentage of people in the future will meet the new Medicaid income eligibility requirements);

•	what percentage of the newly insured patients will be covered under the Medicaid program and what percentage will be covered by private health insurers;

•	the extent to which states will enroll new Medicaid participants in managed care programs;

•	the pace at which insurance coverage expands, including the pace of different types of coverage expansion;

•	the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals;

•	the rate paid to hospitals by private payers for newly covered individuals, including those covered through the newly created American Health Benefit Exchanges (“Exchanges”) and those who might be covered under the Medicaid program under contracts with the state;

•	the rate paid by state governments under the Medicaid program for newly covered individuals;

•	how the value-based purchasing and other quality programs will be implemented;

•	the percentage of individuals in the Exchanges who select the high deductible plans, since health insurers offering those kinds of products have traditionally sought to pay lower rates to hospitals;

•	whether the net effect of the Health Reform Law, including the prohibition on excluding individuals based on pre-existing conditions, the requirement to keep medical costs lower than a specified percentage of premium revenue, other health insurance reforms and the annual fee applied to all health insurers, will be to put pressure on the bottom line of health insurers, which in turn might cause them to seek to reduce payments to hospitals with respect to both newly insured individuals and their existing business; and

•	the possibility that implementation of provisions expanding health insurance coverage will be delayed or even blocked due to court challenges or revised or eliminated as a result of efforts to repeal or amend the new law.

On the other hand, the Health Reform Law provides for significant reductions in the growth of Medicare spending, reductions in Medicare and Medicaid DSH payments and the establishment of programs where reimbursement is tied to quality and integration. Since approximately 56% and 57% of our revenues in our fiscal year ended June 30, 2009 and the nine months ended March 31, 2010, respectively, were from Medicare and Medicaid (including Medicare and Medicaid managed plans), reductions to these programs may significantly impact us and could offset any positive effects of the Health Reform Law. It is difficult to predict the size of the revenue reductions to Medicare and Medicaid spending, because of uncertainty regarding a number of material factors, including the following:

•	the amount of overall revenues we will generate from Medicare and Medicaid business when the reductions are implemented;

•	whether reductions required by the Health Reform Law will be changed by statute prior to becoming effective;

•	the size of the Health Reform Law’s annual productivity adjustment to the market basket beginning in 2012 payment years;

•	the amount of the Medicare DSH reductions that will be made, commencing in federal fiscal year 2014;

•	the allocation to our hospitals of the Medicaid DSH reductions, commencing in federal fiscal year 2014;

•	what the losses in revenues will be, if any, from the Health Reform Law’s quality initiatives;

•	how successful ACOs, in which we participate, will be at coordinating care and reducing costs;

•	the scope and nature of potential changes to Medicare reimbursement methods, such as an emphasis on bundling payments or coordination of care programs;

•	whether the Company’s revenues from its upper payment limit (“UPL”) program will be adversely affected, because there may be fewer indigent, non-Medicaid patients for whom the Company provides services pursuant to its UPL program; and

•	reductions to Medicare payments CMS may impose for “excessive readmissions.”

Because of the many variables involved, we are unable to predict the net effect on us of the expected increases in insured individuals using our facilities, the reductions in Medicare spending, reductions in Medicare and Medicaid DSH funding, and numerous other provisions in the Health Reform Law that may affect us.

If we are unable to enter into favorable contracts with managed care plans, our operating revenues may be reduced.

Our ability to negotiate favorable contracts with health maintenance organizations, insurers offering preferred provider arrangements and other managed care plans significantly affects the revenues and operating results of our hospitals. Revenues derived from health maintenance organizations, insurers offering preferred provider arrangements and other managed care plans, including managed Medicare and managed Medicaid plans, accounted for approximately 58% and 59% of our net patient revenues for the year ended June 30, 2009 and the nine months ended March 31, 2010, respectively. Managed care organizations offering prepaid and discounted medical services packages represent a significant portion of our admissions, a general trend in the industry which has limited hospital revenue growth nationwide and a trend that may continue. In addition, private payers are increasingly attempting to control healthcare costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review and greater enrollment in managed care programs such as health maintenance organizations and preferred provider organizations. Additionally, the trend towards consolidation among private managed care payers tends to increase their bargaining prices over fee structures. In most cases, we negotiate our managed care contracts annually as they come up for renewal at various times during the year. As various provisions of the Health Reform Law are implemented, including the establishment of the exchanges, nongovernment payers increasingly may demand reduced fees. Our future success will depend, in part, on our ability to renew existing managed care contracts and enter into new managed care contracts on terms favorable to us. Other healthcare companies, including some with greater financial resources, greater geographic coverage or a wider range of services, may compete with us for these opportunities. For example, some of our competitors may negotiate exclusivity provisions with managed care plans or otherwise restrict the ability of managed care companies to contract with us. It is not clear what impact, if any, the increased obligations on managed care payers and other payers imposed by the Health Reform Law will have on our ability to negotiate reimbursement increases. If we are unable to contain costs through increased operational efficiencies or to obtain higher reimbursements and payments from managed care payers, our results of operations and cash flows will be materially adversely affected.

Our revenues may decline if federal or state programs reduce our Medicare or Medicaid payments or managed care companies reduce our reimbursements.

Approximately 56% and 57% of our net patient revenues for the year ended June 30, 2009 and the nine months ended March 31, 2010, respectively, came from the Medicare and Medicaid programs, including Medicare and Medicaid managed plans. In recent years, federal and state governments have made significant changes in the Medicare and Medicaid programs. Some of those changes adversely affect the reimbursement we receive for certain services. In addition, due to budget deficits in many states, significant decreases in state funding for Medicaid programs have occurred or are being proposed.

On August 22, 2007, CMS issued a final rule for federal fiscal year 2008 for the hospital inpatient prospective payment system. This rule adopted a two-year implementation of Medicare severity-adjusted diagnosis-related groups (“MS-DRGs”), a severity-adjusted diagnosis-related group (“DRG”) system. This change represented a refinement to the DRG system, and its impact on our revenues has not been significant. Realignments in the DRG system could impact the margins we receive for certain services.

DRG rates are updated and MS-DRG weights are recalibrated each federal fiscal year. The index used to update the market basket gives consideration to the inflation experienced by hospitals and entities outside the healthcare industry in purchasing goods and services. The Medicare Inpatient Hospital Prospective System Final Rule for federal fiscal year 2010 provides for a 2.1% market basket update for hospitals that submit certain quality patient care indicators and a 0.1% update for hospitals that do not submit this data. The Health Reform

Law provides for a 0.25% reduction in this 2.1% market basket update for discharges occurring on or after April 1, 2010. While we will endeavor to comply with all quality data submission requirements, our submissions may not be deemed timely or sufficient to entitle us to the full market basket adjustment for all our hospitals. Medicare payments to hospitals in federal fiscal year 2009 were reduced by 0.9% to eliminate what CMS estimates will be the effect of coding or classification changes as a result of hospitals implementing the MS-DRG system. After earlier proposing an increase in the “documentation and coding adjustment” to 1.9% for federal fiscal year 2010, on July 31, 2009 CMS announced that it had decided not to make any adjustment in federal fiscal year 2010 since it did not know whether federal fiscal year 2009 spending from documentation and coding is more or less than earlier projected. However, the U.S. Congress has given CMS the ability to continue to retrospectively determine if the documentation and coding adjustment levels for federal fiscal years 2008 and 2009 were adequate to account for changes in payments not related to changes in case mix. If the levels are found to have been inadequate, CMS could impose an adjustment to payments for federal fiscal years 2011 and 2012. This evaluation of changes in case-mix based on actual claims data may yield a higher documentation and coding adjustment thereby potentially reducing our revenues and impacting our results of operations in ways that cannot be quantified at this time. Additionally, Medicare payments to hospitals are subject to a number of other adjustments, and the actual impact on payments to specific hospitals may vary. In some cases, commercial third-party payers and other payers such as some state Medicaid programs rely on all or portions of the Medicare DRG system to determine payment rates. The change from traditional Medicare DRGs to MS-DRGs could adversely impact those payment rates if any other payers adopt MS-DRGs.

Further, the Health Reform Law provides for material reductions in the growth of Medicare program spending, including reductions in Medicare market basket updates and DSH funding. Reductions to our reimbursement under the Medicare and Medicaid programs by the Health Reform Law could adversely affect our business and results of operations to the extent such reductions are not offset by anticipated increases in revenues from providing care to previously uninsured individuals.

The federal government and many states have recently adopted or are currently considering reducing the level of Medicaid funding (including upper payment limits) or program eligibility that could adversely affect future levels of Medicaid reimbursement received by our hospitals. Since states must operate with balanced budgets and since the Medicaid program is often a state’s largest program, a number of states have adopted, or are considering adopting, legislation designed to reduce their Medicaid expenditures. The Deficit Reduction Act of 2005 (“DRA”) includes cuts to the federal Medicaid and State Children’s Health Insurance Programs of approximately $21.6 billion over the next five years. Additionally, on May 29, 2007, CMS published a final rule entitled “Medicaid Program; Cost Limit for Providers Operated by Units of Government and Provisions to Ensure the Integrity of Federal-State Financial Partnership” which is estimated to reduce federal Medicaid funding from $12 billion to $20 billion over five years. The U.S. Congress enacted two moratoria in respect of this rule that delayed six of seven proposed Medicaid regulations in this final CMS rule until July 1, 2009. On June 30, 2009, three more of the Medicaid regulations that had been under a congressional moratorium set to expire July 1, 2009 were officially rescinded, all or in part, by CMS, and CMS also delayed until June 30, 2010 the enforcement of the fourth of the six regulations. As a result of these changes in implementing the final rule, the impact on us of the final rule cannot be quantified. States in which we operate have also adopted, or are considering adopting, legislation designed to reduce coverage and program eligibility, enroll Medicaid recipients in managed care programs and/or impose additional taxes on hospitals to help finance or expand the states’ Medicaid systems. For example, Arizona has frozen hospital inpatient and outpatient reimbursements at the October 1, 2008 rates and discontinued a state health benefits program for low-income parents. Additional Medicaid spending cuts may be implemented in the future in the states in which we operate, including reductions in supplemental Medicaid reimbursement programs. Our Texas hospitals participate in private supplemental Medicaid reimbursement programs that are structured to expand the community safety net by providing indigent healthcare services and result in additional revenues for participating hospitals. We cannot predict whether the Texas private supplemental Medicaid reimbursement programs will continue or guarantee that revenues recognized from the programs will not decrease. Effective March 23, 2010, the Health Reform Law requires states to at least maintain Medicaid eligibility standards established prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. However, states with budget deficits may seek exceptions from this requirement to address eligibility standards that apply to adults making more than 133% of the federal poverty level. The Health Reform Law also provides for significant expansions to the Medicaid program, but these changes are not required until 2014. In addition, the Health Reform Law will result in increased state legislative and regulatory changes in order for states to comply with new federal mandates, such as the requirement to establish health insurance exchanges, and to participate in grants and other incentive opportunities. Future legislation or other changes in the administration or interpretation of government health programs could have a material adverse effect on our financial position and results of operations.

Our ability to negotiate favorable contracts with managed care plans significantly affects the revenues and operating results of most of our hospitals. Managed care payers increasingly are demanding discounted fee structures, and the trend toward consolidation among managed care plans tends to increase their bargaining power over fee structures. Reductions in price increases or the amounts received from managed care plans could have a material adverse effect on our financial position and results of operations.

In recent years, both the Medicare program and several large managed care companies have changed our reimbursement to link some of their payments, especially their annual increases in payments, to performance of quality of care measures. We expect this trend to “pay-for-performance” to increase in the future. If we are unable to meet these performance measures, our results of operations and cash flow will be materially adversely affected.

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

The healthcare industry is subject to extensive federal, state and local laws and regulations relating to licensing, the conduct of operations, the ownership of facilities, the addition of facilities and services, financial arrangements with physicians and other referral sources, confidentiality, maintenance and security issues associated with medical records, billing for services and prices for services. If a determination were made that we were in material violation of such laws or regulations, our operations and financial results could be materially adversely affected.

In many instances, the industry does not have the benefit of significant regulatory or judicial interpretations of these laws and regulations. This is particularly true in the case of the Medicare and Medicaid statute codified under Section 1128B(b) of the Social Security Act and known as the “Anti-Kickback Statute.” This statute prohibits providers and other person or entities from soliciting, receiving, offering or paying, directly or indirectly, any remuneration with the intent to generate referrals of orders for services or items reimbursable under Medicare, Medicaid and other federal healthcare programs. Courts have interpreted this statute broadly and held that there is a violation of the Anti-Kickback Statute if just one purpose of the remuneration is to generate referrals, even if there are other lawful purposes. Furthermore, the Health Reform Law provides that knowledge of the law or the intent to violate the law is not required. As authorized by the U.S. Congress, the U.S. Department of Health and Human Services has issued regulations which describe certain conduct and business relationships immune from prosecution under the Anti-Kickback Statute. The fact that a given business arrangement does not fall within one of these “safe harbor” provisions does not render the arrangement illegal, but business arrangements of healthcare service providers that fail to satisfy the applicable safe harbor criteria risk increased scrutiny by enforcement authorities.

The safe harbor requirements are generally detailed, extensive, narrowly drafted and strictly construed. Many of the financial arrangements that our facilities maintain with physicians do not meet all of the requirements for safe harbor protection. The regulatory authorities that enforce the Anti-Kickback Statute may in the future determine that one or more of these arrangements violate the Anti-Kickback Statute or other federal or state laws. A determination that a facility has violated the Anti-Kickback Statute or other federal laws could subject us to liability under the Social Security Act, including criminal and civil penalties, as well as exclusion of the facility from participation in government programs such as Medicare and Medicaid or other federal healthcare programs.

In addition, the portion of the Social Security Act commonly known as the “Stark Law” prohibits physicians from referring Medicare and (to an extent) Medicaid patients to providers of certain “designated health services” if the physician or a member of his or her immediate family has an ownership or investment interest in, or compensation arrangement with, that provider. In addition, the provider in such arrangements is prohibited from billing for all of the designated health services referred by the physician, and, if paid for such services, is required to promptly repay such amounts. Most of the services furnished by our facilities are “designated health services” for Stark Law purposes, including inpatient and outpatient hospital services. There are multiple exceptions to the Stark Law, among others, for physicians having a compensation relationship with the facility as a result of employment agreements, leases, physician recruitment and certain other arrangements. However, each of these exceptions applies only if detailed conditions are met. An arrangement subject to the Stark Law must qualify for an exception in order for the services to be lawfully referred by the physician and billed by the provider. Although there is an exception for a physician’s ownership interest in an entire hospital, the Health Reform Law prohibits newly created physician-owned hospitals from billing for Medicare patients referred by their physician owners. As a result, the new law will effectively prevent the formation of physician-owned hospitals after December 31, 2010. While the new law grandfathers existing physician-owned hospitals, it does not allow these hospitals to increase the percentage of physician ownership and significantly restricts their ability to expand services.

CMS has issued three phases of final regulations implementing the Stark Law. Phases I and II became effective in January 2002 and July 2004, respectively, and Phase III became effective in December 2007. While these regulations help clarify the requirements of the exceptions to the Stark Law, it is unclear how the government will interpret many of these exceptions for enforcement purposes. In addition, in July 2007 CMS proposed far-reaching changes to the regulations implementing the Stark Law that would further restrict the types of arrangements that hospitals and physicians may enter, including additional restrictions on certain leases, percentage compensation arrangements, and agreements under which a hospital purchases services under arrangements. On July 31, 2008, CMS issued a final rule which, in part, finalized and responded to public comments regarding some of its July 2007 proposed major changes to the Stark Law regulations. The most far-reaching of the changes made in this final July 2008 rule effectively prohibit, as of a delayed effective date of October 1, 2009, both “under arrangements” ventures between a hospital and any referring physician or entity owned, in whole or in part, by a referring physician and unit-of-service-based “per click” compensation and percentage-based compensation in office space and equipment leases between a hospital and any referring physician or entity owned, in whole or in part, by a referring physician. We examined all of our “under arrangement” ventures and space and equipment leases with physicians to identify those arrangements which would have failed to conform to these new Stark regulations as of October 1, 2009, and we restructured or terminated all such non-conforming arrangements so identified prior to October 1, 2009. Because the Stark Law and its implementing regulations are relatively new, we do not always have the benefit of significant regulatory or judicial interpretation of this law and its regulations. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot assure you that every relationship complies fully with the Stark Law. In addition, in the July 2008 final Stark rule CMS indicated that it will continue to enact further regulations tightening aspects of the Stark Law that it perceives allow for Medicare program abuse, especially those regulations that still permit physicians to profit from their referrals of ancillary services. We cannot assure you that the arrangements entered into by our hospitals with physicians will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted.

Additionally, if we violate the Anti-Kickback Statute or Stark Law, or if we improperly bill for our services, we may be found to violate the False Claims Act, either under a suit brought by the government or by a private person under a qui tam, or “whistleblower,” suit.

If we fail to comply with the Anti-Kickback Statute, the Stark Law, the False Claims Act or other applicable laws and regulations, or if we fail to maintain an effective corporate compliance program, we could be subjected to liabilities, including civil penalties (including the loss of our licenses to operate one or more facilities), exclusion of one or more facilities from participation in the Medicare, Medicaid and other federal and state healthcare programs and, for violations of certain laws and regulations, criminal penalties.

All of the states in which we operate have adopted or have considered adopting similar anti-kickback and physician self-referral legislation, some of which extends beyond the scope of the federal law to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals, regardless of the source of payment for the care. Little precedent exists for the interpretation or enforcement of these laws. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts.

Government officials responsible for enforcing healthcare laws could assert that one or more of our facilities, or any of the transactions in which we are involved, are in violation of the Anti-Kickback Statute or the Stark Law and related state law exceptions. It is also possible that the courts could ultimately interpret these laws in a manner that is different from our interpretations. Moreover, other healthcare companies, alleged to have violated these laws, have paid significant sums to settle such allegations and entered into “corporate integrity agreements” because of concern that the government might exercise its authority to exclude those providers from governmental payment programs (e.g., Medicare, Medicaid, TRICARE). A determination that one or more of our facilities has violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly.

Federal law permits the Department of Health and Human Services Office of Inspector General (“OIG”) to impose civil monetary penalties, assessments and to exclude from participation in federal healthcare programs, individuals and entities who have submitted false, fraudulent or improper claims for payment. Improper claims include those submitted by individuals or entities who have been excluded from participation, or an order to prescribe a medical or other item or service during a period a person was excluded from participation, where the person knows or should know that the claim would be made to a federal healthcare program. These penalties may also be imposed on providers or entities who employ or enter into contracts with excluded individuals to provide services to beneficiaries of federal healthcare programs. Furthermore, if services are provided by an excluded individual or entity, the penalties may apply even if the payment is made directly to a non-excluded entity. Employers of or entities that contract with excluded individuals or entities for the provision of services may be liable for up to $10,000 for each item or service furnished by the excluded individual or entity, an assessment of up to three times the amount claimed and program exclusions. In order for the penalties to apply, the employer or contractor must have known or should have known that the person or entity was excluded from participation. On October 12, 2009, we voluntarily reported to OIG that two past employees of Vanguard Health Systems, Inc. had been excluded from participation in Medicare at certain times during their employment.

Illinois and Massachusetts require governmental determinations of need (“Certificates of Need”) prior to the purchase of major medical equipment or the construction, expansion, closure, sale or change of control of healthcare facilities. We believe our facilities have obtained appropriate certificates wherever applicable. However, if a determination were made that we were in material violation of such laws, our operations and financial results could be materially adversely affected. The governmental determinations, embodied in Certificates of Need, can also affect our facilities’ ability to add bed capacity or important services. We cannot predict whether we will be able to obtain required Certificates of Need in the future. A failure to obtain any required Certificates of Need may impair our ability to operate the affected facility profitably.

The laws, rules and regulations described above are complex and subject to interpretation. If we are in violation of any of these laws, rules or regulations, or if further changes in the regulatory framework occur, our results of operations could be significantly harmed.

Some of our hospitals may be required to submit to CMS information on their relationships with physicians and this submission could subject such hospitals and us to liability.

CMS announced in 2007 that it intended to collect information on ownership, investment and compensation arrangements with physicians from 500 (pre-selected) hospitals by requiring these hospitals to submit to CMS Disclosure of Financial Relationship Reports (“DFRR”) from each selected hospital. CMS also indicated that at least 10 of our hospitals would be among these 500 hospitals required to submit a DFRR because these 10 hospitals did not respond to CMS’ voluntary survey instrument on this topic purportedly submitted to these hospitals via email by CMS in 2006. CMS intended to use this data to determine whether these hospitals were in compliance with the Stark Law and implementing regulations during the reporting period, and CMS has indicated it may share this information with other government agencies and with congressional committees. Many of these agencies have not previously analyzed this information and have the authority to bring enforcement actions against the hospitals. However, in July 2008 CMS announced that, based on its further review and expected further public comments on this matter, CMS may decide in the future to decrease (but not increase) the number of hospitals to which it will send the DFRR below the 500 hospitals originally designated. Moreover, in June 2010 CMS announced that it had determined that mandating hospitals to complete the DFRR may duplicate some of the reporting obligations related to physician ownership or investment in hospitals set forth in the Health Reform Law, and, as a result, it had decided to delay implementation of the DFRR and instead focus on implementation of these new reporting provisions as to physician-owned hospitals only. CMS also explained in this June 2010 announcement that it remained interested in analyzing physicians’ compensation relationships with hospitals, and that after it collected and examined information related to ownership and investment interests of physicians in hospitals pursuant to the reporting obligations in the Health Reform Law, it would determine if it was necessary to capture information related to compensation arrangements from non-physician owned hospitals as well pursuant to reimplementation of its DFRR initiative. We have no physician ownership in our hospitals, so our hospitals will not be subject to these new physician ownership and investment reporting obligations under the Health Reform Law.

Once a hospital receives this request for a DFRR, the hospital will have 60 days to compile a significant amount of information relating to its financial relationships with physicians. The hospital may be subject to civil monetary penalties of up to $10,000 per day if it is unable to assemble and report this information within the required timeframe or if CMS or any other government agency determines that the submission is inaccurate or incomplete. The hospital may be the subject of investigations or enforcement actions if a government agency determines that any of the information indicates a potential violation of law.

Depending on the final format of the DFRR, responding hospitals may be subject to substantial penalties as a result of enforcement actions brought by government agencies and whistleblowers acting pursuant to the False Claims Act and similar state laws, based on such allegations like failure to respond within required deadlines, that the response is inaccurate or contains incomplete information or that the response indicates a potential violation of the Stark Law or other requirements.

Any governmental investigation or enforcement action which results from the DFRR process could materially adversely affect our results of operations.

Providers in the healthcare industry have been the subject of federal and state investigations, whistleblower lawsuits and class action litigation, and we may become subject to investigations, whistleblower lawsuits or class action litigation in the future.

Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of hospital companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including:

•	cost reporting and billing practices;

•	laboratory and home healthcare services;

•	physician ownership of, and joint ventures with, hospitals;

•	physician recruitment activities; and

•	other financial arrangements with referral sources.

The Health Reform Law includes additional federal funding of $350 million over the next 10 years to fight health care fraud, waste and abuse, including $95 million for federal fiscal year 2011, $55 million in federal fiscal year 2012 and additional increased funding through 2016.

In addition, the federal False Claims Act permits private parties to bring qui tam, or whistleblower, lawsuits against companies. Whistleblower provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Because qui tam lawsuits are filed under seal, we could be named in one or more such lawsuits of which we are not aware. Defendants determined to be liable under the False Claims Act may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Typically, each fraudulent bill submitted by a provider is considered a separate false claim, and thus the penalties under the False Claims Act may be substantial. Liability arises when an entity knowingly submits a false claim for reimbursement to the federal government. The Fraud Enforcement and Recovery Act, which became law on May 20, 2009, changes the scienter requirements for liability under the False Claims Act. An entity may now violate the False Claims Act if it “knowingly and improperly avoids or decreases an obligation” to pay money to the United States. This includes obligations based on an “established duty . . . arising from . . . the retention of any overpayment.” Thus, if a provider is aware that it has retained an overpayment that it has an obligation to refund, this may form the basis of a False Claims Act violation even if the provider did not know the claim was “false” when it was submitted. The Health Reform Law expressly requires health care providers and others to report and return overpayments. The term overpayment is defined as “any funds that a person receives or retains under title XVIII or XIX to which the person, after applicable reconciliation, is not entitled under such title.” The Health Reform Law also defines the period of time in which an overpayment must be reported and returned to the government. The Health Reform Law provides that “[a]n overpayment must be reported and returned” within “60 days after the date on which the overpayment was identified,” or “the date any corresponding cost report is due,” whichever is later. The provision explicitly states that if the overpayment is retained beyond the 60-day period, it becomes an “obligation” sufficient for reverse false claim liability under the False Claims Act, and is therefore subject to treble damages and penalties if there is a “knowing and improper” failure to return the overpayment. In some cases, courts have held that violations of the Stark Law and Anti-Kickback Statute can properly form the basis of a False Claims Act case, finding that in cases where providers allegedly violated other statutes and have submitted claims to a governmental payer during the time period they allegedly violated these other statutes, the providers thereby submitted false claims under the False Claims Act. Some states have adopted similar whistleblower and false claims provisions. The Health Reform Law now explicitly links violations of the Anti-Kickback Statute to the False Claims Act.

The Health Reform Law changes the intent requirement for health care fraud under 18 U.S.C. § 1347, such that “a person need not have actual knowledge or specific intent to commit a violation.” In addition, the Health Reform Law significantly changes the False Claims Act by removing the jurisdictional bar for allegations based on publicly disclosed information and by loosening the requirements for a qui tam relator to qualify as an “original source.” These changes will effectively increase False Claims Act exposure by enabling a greater number of whistleblowers to bring a claim.

As required by statute, CMS is in the process of implementing the Recovery Audit Contractor (“RAC”) program on a nationwide basis. Under the program, CMS contracts with RACs to conduct post-payment reviews to detect and correct improper payments in the fee-for-service Medicare program. The Health Reform Law expands the RAC program’s scope to include managed Medicare plans and to include Medicaid claims by requiring all states to enter into contracts with RACs by December 31, 2010. In addition, CMS employs Medicaid Integrity Contractors (“MICs”) to perform post-payment audits of Medicaid claims and identify overpayments. Throughout 2010, MIC audits will continue to expand. The Health Reform Law increases federal funding for the MIC program for federal fiscal year 2011 and later years. In addition to RACs and MICs, several other contractors, including the state Medicaid agencies, have increased their review activities.

The Office of the Inspector General of the U.S. Department of Health and Human Services and the U.S. Department of Justice have, from time to time, established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Initiatives include a focus on hospital billing for outpatient charges associated with inpatient services, as well as hospital laboratory, home health and durable medical equipment billing practices. As a result of these initiatives, some of our activities could become the subject of governmental investigations or inquiries. For example, we have significant Medicare and Medicaid billings, we provide some durable medical equipment and home healthcare services, and we have joint venture arrangements involving physician investors. We also have a variety of other financial arrangements with physicians and other potential referral sources including recruitment arrangements and leases. In addition, our executives and managers, many of whom have worked at other healthcare companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation. We are aware that several of our hospitals or their related healthcare operations were and may still be under investigation in connection with activities conducted prior to our acquisition of them. Under the terms of our various acquisition agreements, the prior owners of our hospitals are responsible for any liabilities arising from pre-closing violations. The prior owners’ resolution of these matters or failure to resolve these matters, in the event that any resolution was deemed necessary, may have a material adverse effect on our business, financial condition or results of operations. Any investigations of us, our executives, managers, facilities or operations could result in significant liabilities or penalties to us, as well as adverse publicity.

We maintain a voluntary compliance program to address health regulatory and other compliance requirements. This program includes initial and periodic ethics and compliance training, a toll-free hotline for employees to report, without fear of retaliation, any suspected legal or ethical violations, annual “fraud and abuse” audits to look at our financial relationships with physicians and other referral sources and annual “coding audits” to make sure our hospitals bill the proper service codes in respect of obtaining payment from the Medicare and Medicaid programs.

As an element of our corporate compliance program and our internal compliance audits, from time to time we make voluntary disclosures and repayments to the Medicare and Medicaid programs and/or to the federal and/or state regulators for these programs in the ordinary course of business. At the current time, we know of no active investigations by any of these programs or regulators in respect of our disclosures or repayments. All of these voluntary actions on our part could lead to an investigation by the regulators to determine whether any of our facilities have violated the Stark Law, the Anti-Kickback Statute, the False Claims Act or similar state law. Either an investigation or initiation of administrative or judicial actions could result in a public announcement of possible violations of the Stark Law, the Anti-Kickback Statute or the False Claims Act or similar state law. Such determination or announcements could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly.

Additionally, several hospital companies have in recent years been named defendants in class action litigation alleging, among other things, that their charge structures are fraudulent and, under state law, unfair or deceptive practices, insofar as those hospitals charge insurers lower rates than those charged to uninsured patients. We cannot assure you that we will not be named as a defendant in litigation of this type. Furthermore, the outcome of these suits may affect the industry standard for charity care policies and any response we take may have a material adverse effect on our financial results.

On June 20, 2006, a federal antitrust class action suit was filed in San Antonio, Texas against our Baptist Health System subsidiary in San Antonio, Texas and two other large hospital systems in San Antonio. In the complaint, plaintiffs allege that the three hospital system defendants conspired with each other and with other unidentified San Antonio area hospitals to depress the compensation levels of registered nurses employed at the conspiring hospitals within the San Antonio area by engaging in certain activities that violated the federal antitrust laws. The complaint alleges two separate claims. The first count asserts that the defendant hospitals violated Section 1 of the federal Sherman Act, which prohibits agreements that unreasonably restrain competition, by conspiring to depress nurses’ compensation. The second count alleges that the defendant hospital systems also violated Section 1 of the Sherman Act by participating in wage, salary and benefits surveys for the purpose, and having the effect, of depressing registered nurses’ compensation or limiting competition for nurses based on their compensation. The class on whose behalf the plaintiffs filed the complaint is alleged to comprise all registered nurses employed by the defendant hospitals since June 20, 2002. The suit seeks unspecified damages, trebling of this damage amount pursuant to federal law, interest, costs and attorneys fees. From 2006 through April 2008 we and the plaintiffs worked on producing documents to each other relating to, and supplying legal briefs to the court in respect of, the issue of whether the court will certify a class in this suit. In April 2008 the case was stayed by the judge pending his ruling on plaintiffs’ motion for class certification. We believe that the allegations contained within this putative class action suit are without merit, and we have vigorously worked to defeat class certification. If a class is certified, we will continue to defend vigorously against the litigation.

On the same date in 2006 that this suit was filed against us in federal district court in San Antonio, the same attorneys filed three other substantially similar putative class action lawsuits in federal district courts in Chicago, Illinois, Albany, New York and Memphis, Tennessee against some of the hospitals in those cities (none of such hospitals being owned by us). The attorneys representing the plaintiffs in all four of these cases said in June 2006 that they may file similar complaints in other jurisdictions and in December 2006 they brought a substantially similar class action lawsuit against eight hospitals or hospital systems in the Detroit, Michigan metropolitan area, one of which systems is DMC. Since representatives of the Service Employees International Union joined plaintiffs’ attorneys in announcing the filing of all four complaints on June 20, 2006, and as has been reported in the media, we believe that SEIU’s involvement in these actions appears to be part of a corporate campaign to attempt to organize nurses in these cities, including San Antonio. The nurses in our hospitals in San Antonio are currently not members of any union. Of the four other similar cases filed in 2006, only the Chicago case has been concluded, following the court’s denial of plaintiffs’ motion to certify a class. In the suit in Detroit, the plaintiffs have filed a motion for class certification and DMC has filed a motion for summary judgment and both motions are currently pending before the trial judge. The other two suits have progressed at somewhat different paces and remain pending. To date, in all five suits, the plaintiffs have yet to persuade any court to certify a class of registered nurses as alleged in their complaints.

If the plaintiffs (1) are successful in obtaining class certification and (2) are able to prove substantial damages which are then trebled under Section 1 of the Sherman Act, such a result could materially affect our business, financial condition or results of operations. However, in the opinion of management, the ultimate resolution of this matter is not expected to have a material adverse effect on our financial position or results of operations.

Competition from other hospitals or healthcare providers may reduce our patient volumes and profitability.

             The healthcare business is highly competitive and competition among hospitals and other healthcare providers for patients has intensified in recent years. Generally, other hospitals in the local communities served by most of our hospitals provide services similar to those offered by our hospitals. In addition, CMS publicizes on its Medicare website performance data related to quality measures and data on patient satisfaction surveys hospitals submit in connection with their Medicare reimbursement. Federal law provides for the future expansion of the number of quality measures that must be reported. Additional quality measures and future trends toward clinical transparency may have an unanticipated impact on our competitive position and patient volumes. Further, the Health Reform Law requires all hospitals to annually establish, update and make public a list of the hospital’s standard charges for items and services. If any of our hospitals achieve poor results (or results that are lower than our competitors) on these quality measures or on patient satisfaction surveys or if our standard charges are higher than our competitors, our patient volumes could decline.

In addition, we believe the number of freestanding specialty hospitals and surgery and diagnostic centers in the geographic areas in which we operate has increased significantly in recent years. As a result, most of our hospitals operate in an increasingly competitive environment. Some of the hospitals that compete with our hospitals are owned by governmental agencies or not-for-profit corporations supported by endowments and charitable contributions and can finance capital expenditures and operations on a tax-exempt basis. Increasingly, we are facing competition from physician-owned specialty hospitals and freestanding surgery centers that compete for market share in high margin services and for quality physicians and personnel. If ambulatory surgery centers are better able to compete in this environment than our hospitals, our hospitals may experience a decline in patient volume, and we may experience a decrease in margin, even if those patients use our ambulatory surgery centers. Further, if our competitors are better able to attract patients, recruit physicians, expand services or obtain favorable managed care contracts at their facilities than our hospitals and ambulatory surgery centers, we may experience an overall decline in patient volume.

Our Phoenix Health Plan unit (“PHP”) also faces competition within the Arizona markets that it serves. As in the case of our hospitals, some of our health plan competitors in these markets are owned by governmental agencies or not-for-profit corporations that have greater financial resources than we do. The revenues we derive from PHP could significantly decrease if new plans operating in the Arizona Health Care Cost Containment System (“AHCCCS”), which is Arizona’s state Medicaid program, enter these markets or other existing AHCCCS plans increase their number of enrollees. Moreover, a failure to attract future enrollees may negatively impact our ability to maintain our profitability in these markets.

We may be subject to liabilities from claims brought against our facilities.

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been instituted or asserted against us, including those outside of the ordinary course of business such as class actions and those in the ordinary course of business such as malpractice lawsuits. Some of these actions may involve large claims as well as significant defense costs.

We maintain professional and general liability insurance with unrelated commercial insurance carriers to provide for losses in excess of our self-insured retention (directly, or indirectly, through an insurance subsidiary) of $10.0 million. As a result, a few successful claims against us that are within our self-insured retention amounts could have an adverse effect on our results of operations, cash flows, financial condition or liquidity. In addition, one or more claims could exceed the scope of the third-party coverage in effect or the coverage of particular claims or damages could be denied.

Additionally, we experienced unfavorable claims development results recently, which are reflected in our professional and general liability costs. The relatively high cost of professional liability insurance and, in some cases, the lack of availability of such insurance coverage, for physicians with privileges at our hospitals increases our risk of vicarious liability in cases where both our hospital and the uninsured or underinsured physician are named as co-defendants. As a result, we are subject to greater self-insured risk and may be required to fund claims out of our operating cash flows to a greater extent than during fiscal year 2009. We cannot assure you that we will be able to continue to obtain insurance coverage in the future or that such insurance coverage, if it is available, will be available on acceptable terms.

While we cannot predict the likelihood of future claims or inquiries, we expect that new matters may be initiated against us from time to time. Moreover, the results of current claims, lawsuits and investigations cannot be predicted, and it is possible that the ultimate resolution of these matters, individually or in the aggregate, may have a material adverse effect on our business (both in the near and long term), financial position, results of operations or cash flows.

Our hospitals face a growth in uncompensated care as the result of the inability of uninsured patients to pay for healthcare services and difficulties in collecting patient portions of insured accounts.

Like others in the hospital industry, we have experienced an increase in uncompensated care. Our combined provision for doubtful accounts, uninsured discounts and charity care deductions as a percentage of patient service revenues (prior to these adjustments) was 12.0% during both fiscal 2008 and 2009. This ratio increased to 15.7% for the nine months ended March 31, 2010. Approximately 350 basis points of this increase related to the uninsured discount and Medicaid pending policy changes implemented in our Illinois hospitals effective April 1, 2009 and in our Phoenix and San Antonio hospitals effective July 1, 2009. Our self-pay discharges as a percentage of total discharges have fluctuated only slightly between 3.3% and 3.7% during the past three fiscal years and during the nine months ended March 31, 2010 (as adjusted for our Medicaid pending policy changes in Illinois on April 1, 2009 and in Phoenix and San Antonio on July 1, 2009). Our hospitals remain at risk for increases in uncompensated care as a result of price increases, the continuing trend of increases in coinsurance and deductible portions of managed care accounts and increases in uninsured patients as a result of potential state Medicaid funding cuts or general economic weakness. Although we continue to seek ways of improving point of service collection efforts and implementing appropriate payment plans with our patients, if we continue to experience growth in self-pay revenues prior to the Health Reform Law being fully implemented, our results of operations could be materially adversely affected. Further, our ability to improve collections for self-pay patients may be limited by regulatory and investigatory initiatives, including private lawsuits directed at hospital charges and collection practices for uninsured and underinsured patients.

The Health Reform Law seeks to decrease over time the number of uninsured individuals. Among other things, the Health Reform Law will, effective January 1, 2014, expand Medicaid and incentivize employers to offer, and require individuals to carry, health insurance or be subject to penalties. However, it is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual implementation and possible amendment, as well as our inability to foresee how individuals and businesses will respond to the choices afforded them by the law. In addition, even after implementation of the Health Reform Law, we may continue to experience bad debts and have to provide uninsured discounts and charity care for undocumented aliens who are not permitted to enroll in a health insurance exchange or government healthcare programs.

Our performance depends on our ability to recruit and retain quality physicians.

Physicians generally direct the majority of hospital admissions. Thus, the success of our hospitals depends in part on the following factors:

•	the number and quality of the physicians on the medical staffs of our hospitals;

•	the admitting practices of those physicians; and

•	the maintenance of good relations with those physicians.

Most physicians at our hospitals also have admitting privileges at other hospitals. Our efforts to attract and retain physicians are affected by our managed care contracting relationships, national shortages in some specialties, such as anesthesiology and radiology, the adequacy of our support personnel, the condition of our facilities and medical equipment, the availability of suitable medical office space and federal and state laws and regulations prohibiting financial relationships that may have the effect of inducing patient referrals. If facilities are not staffed with adequate support personnel or technologically advanced equipment that meets the needs of patients, physicians may be discouraged from referring patients to our facilities, which could adversely affect our profitability.

In an effort to meet community needs in the markets in which we operate, we have implemented a strategy to employ physicians both in primary care and in certain specialties. As of March 31, 2010, we employed more than 300 practicing physicians, excluding residents. The deployment of a physician employment strategy includes increased salary and benefits costs, physician integration risks and difficulties associated with physician practice management. While we believe this strategy is consistent with industry trends, we cannot be assured of the long-term success of such a strategy. In addition, if we raise wages in response to our competitors’ wage increases and are unable to pass such increases on to our clients, our margins could decline, which could adversely affect our business, financial condition and results of operations.

We may be unable to achieve our acquisition and growth strategies and we may have difficulty acquiring not-for-profit hospitals due to regulatory scrutiny.

An important element of our business strategy is expansion by acquiring hospitals in our existing and in new urban and suburban markets and by entering into partnerships or affiliations with other healthcare service providers. The competition to acquire hospitals is significant, including competition from healthcare companies with greater financial resources than ours. We have not acquired a hospital since December 2004 and may never acquire another hospital, which would seriously impact our ability to grow our business.

Even if we are able to acquire more hospitals, such acquisitions may be on less than favorable terms. We may have difficulty obtaining financing, if necessary, for such acquisitions on satisfactory terms. We sometimes agree not to sell an acquired hospital for some period of time (currently no longer than 10 years) after purchasing it and/or grant the seller a right of first refusal to purchase the hospital if we agree to sell it to a third party. In addition, we may not be able to effectively integrate any acquired facilities with our operations. Even if we continue to acquire additional facilities and/or enter into partnerships or affiliations with other healthcare service providers, federal and state regulatory agencies may constrain our ability to grow.

Additionally, many states, including some where we have hospitals and others where we may in the future attempt to acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the sale proceeds by the not-for-profit seller. These review and approval processes can add time to the consummation of an acquisition of a not-for-profit hospital, and future actions on the state level could seriously delay or even prevent future acquisitions of not-for-profit hospitals. Furthermore, as a condition to approving an acquisition, the attorney general of the state in which the hospital is located may require us to maintain specific services, such as emergency departments, or to continue to provide specific levels of charity care, which may affect our decision to acquire or the terms upon which we acquire one of these hospitals.

The consummation of the acquisition of DMC is subject to a number of closing conditions that could prevent us from consummating the transaction in accordance with our current expectations, if at all.

Our acquisition of DMC is subject to a number of closing conditions, including the approval of the Michigan Attorney General. Among other matters being reviewed, the Michigan Attorney General has announced that his office will attempt to determine whether DMC will receive from the Vanguard acquisition companies fair value for all assets proposed to be sold by DMC. In this regard in June 2010 the Michigan Attorney General announced that it had hired two financial consulting firms (AlixPartners and Focus Management Group) to assist his office in its review and that such firms are to report their findings to the Attorney General by August 15, 2010, with the Attorney General also announcing that his office currently intends to issue a decision on the DMC transaction by September 15, 2010. The Michigan Attorney General has also informed DMC that his office intends to schedule a public hearing on the DMC transaction on July 17, 2010 during which his office will entertain questions about the proposed transaction from the public.

If the approval from the Michigan Attorney General is not received or any other condition to closing is not satisfied by November 1, 2010, each of the Vanguard acquisition companies and DMC has the right to terminate the Purchase Agreement, as long as such failure to consummate was not caused by a breach by the terminating party of the Purchase Agreement. The Vanguard acquisition companies currently expect to consummate the DMC transaction on or before November 1, 2010. However, we cannot assure you that the Vanguard acquisition companies will consummate the DMC acquisition on this timetable, if at all. Completion of the acquisition of DMC is not a condition of the consummation of this offering.

We may not be able to successfully integrate our acquisition of DMC or realize the potential benefits of the acquisition, which could cause our business to suffer.

We may not be able to combine successfully the operations of DMC with our operations and, even if such integration is accomplished, we may never realize the potential benefits of the acquisition. The integration of DMC with our operations requires significant attention from management and may impose substantial demands on our operations or other projects. The integration of DMC also involves a significant capital commitment, and the return that we achieve on any capital invested may be less than the return that we would achieve on our other projects or investments. Any of these factors could cause delays or increased costs of combining the companies, which could adversely affect our operations, financial results and liquidity.

Future acquisitions or joint ventures may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

As part of our growth strategy, we may pursue acquisitions or joint ventures of hospitals or other related healthcare facilities and services. These acquisitions or joint ventures may involve significant cash expenditures, debt incurrence, additional operating losses and expenses that could have a material adverse effect on our financial condition and results of operations. Acquisitions or joint ventures involve numerous risks, including:

•	difficulty and expense of integrating acquired personnel into our business;

•	diversion of management’s time from existing operations;

•	potential loss of key employees or customers of acquired companies; and

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare regulations.

We cannot assure you that we will succeed in obtaining financing for acquisitions or joint ventures at a reasonable cost, or that such financing will not contain restrictive covenants that limit our operating flexibility. We also may be unable to operate acquired hospitals profitably or succeed in achieving improvements in their financial performance.

The cost of our malpractice insurance and the malpractice insurance of physicians who practice at our facilities remains volatile. Successful malpractice or tort claims asserted against us, our physicians or our employees could materially adversely affect our financial condition and profitability.

Physicians, hospitals and other healthcare providers are subject to legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large monetary claims and significant defense costs. Hospitals and physicians have typically maintained a special type of insurance (commonly called malpractice or professional liability insurance) to protect against the costs of these types of legal actions. We created a captive insurance subsidiary on June 1, 2002, to assume a substantial portion of the professional and general liability risks of our facilities. For claims incurred during the period June 1, 2002 to May 31, 2006 and those subsequent to June 30, 2009, we maintained all of our professional and general liability insurance through this captive insurance subsidiary in respect of losses up to $10.0 million per occurrence. For claims incurred from June 1, 2006 to June 30, 2009, we self-insured the first $9.0 million per occurrence, and our captive subsidiary insured the next $1.0 million per occurrence. We have also purchased an umbrella excess policy for professional and general liability insurance for the period July 1, 2009 to June 30, 2010 with unrelated commercial carriers. This policy covers losses in excess of $10.0 million per occurrence up to $75.0 million, but is limited to total annual payments of $65.0 million in the aggregate. While our premium prices have declined during the past few years, the total cost of professional and general liability insurance remains sensitive to the volume and severity of cases reported. There is no guarantee that excess insurance coverage will continue to be available in the future at a cost allowing us to maintain adequate levels of such insurance. Moreover, due to the increased retention limits insured by us and our captive subsidiary, if actual payments of claims materially exceed our projected estimates of malpractice claims, our financial condition could be materially adversely affected.

Physicians’ professional liability insurance costs in certain markets have dramatically increased to the point where some physicians are either choosing to retire early or leave those markets. If physician professional liability insurance costs continue to escalate in markets in which we operate, some physicians may choose not to practice at our facilities, which could reduce our patient volumes and revenues. Our hospitals may also incur a greater percentage of the amounts paid to claimants if physicians are unable to obtain adequate malpractice coverage since we are often sued in the same malpractice suits brought against physicians on our medical staffs who are not employed by us.

We expect to continue to employ additional physicians in the near future. A significant increase in employed physicians could significantly increase our professional and general liability risks and related costs in future periods since for employed physicians there is no insurance coverage from unaffiliated insurance companies.

Our facilities are concentrated in a small number of regions. If any one of the regions in which we operate experiences a regulatory change, economic downturn or other material change, our overall business results may suffer.

Among our operations as of March 31, 2010, five hospitals and various related healthcare businesses were located in San Antonio, Texas; five hospitals and related healthcare businesses were located in metropolitan Phoenix, Arizona; two hospitals and related healthcare businesses were located in metropolitan Chicago, Illinois; and three hospitals and related healthcare businesses were located in Massachusetts.

For the year ended June 30, 2009 and the nine months ended March 31, 2010, our total revenues were generated as follows:

	Year Ended	Nine Months Ended
	June 30,	March 31,
	2009	2010

San Antonio	29.6%	26.2%
Phoenix Health Plan and Abrazo Advantage Health Plan	19.3	23.1
Massachusetts	18.3	18.3
Metropolitan Phoenix, excluding Phoenix Health Plan and Abrazo Advantage Health Plan	17.9	18.1
Metropolitan Chicago(1)	14.6	14.1
Other	0.3	0.2

	100.0%	100.0%

(1)	Includes MacNeal Health Providers.

Any material change in the current demographic, economic, competitive or regulatory conditions in any of these regions could adversely affect our overall business results because of the significance of our operations in each of these regions to our overall operating performance. Moreover, due to the concentration of our revenues in only four regions, our business is less diversified and, accordingly, is subject to greater regional risk than that of some of our larger competitors.

If we are unable to control our healthcare costs at Phoenix Health Plan and Abrazo Advantage Health Plan, if the health plans should lose their governmental contracts or if budgetary cuts reduce the scope of Medicaid or dual-eligibility coverage, our profitability may be adversely affected.

For the year ended June 30, 2009 and the nine months ended March 31, 2010, PHP generated approximately 18.1% and 22.0% of our total revenues, respectively. PHP derives substantially all of its revenues through a contract with AHCCCS. AHCCCS pays capitated rates to PHP, and PHP subcontracts with physicians, hospitals and other healthcare providers to provide services to its enrollees. If we fail to effectively manage our healthcare costs, these costs may exceed the payments we receive. Many factors can cause actual healthcare costs to exceed the capitated rates paid by AHCCCS, including:

•	our ability to contract with cost-effective healthcare providers;

•	the increased cost of individual healthcare services;

•	the type and number of individual healthcare services delivered; and

•	the occurrence of catastrophes, epidemics or other unforeseen occurrences.

Our current contract with AHCCCS began October 1, 2008 and expires September 30, 2011. This contract is terminable without cause on 90 days’ written notice from AHCCCS or for cause upon written notice from AHCCCS if we fail to comply with any term or condition of the contract or fail to take corrective action as required to comply with the terms of the contract. AHCCCS may also terminate the contract with PHP in the event of unavailability of state or federal funding. If our AHCCCS contract is terminated, our profitability would be adversely affected by the loss of these revenues and cash flows. Also, should the scope of the Medicaid program be reduced as a result of state budgetary cuts or other political factors, our results of operations could be adversely affected.

For the year ended June 30, 2009 and the nine months ended March 31, 2010, AAHP generated 1.2% and 1.1% of our total revenues, respectively. AAHP began providing healthcare coverage to Medicare and Medicaid dual-eligible enrollees on January 1, 2006. Most of AAHP’s members were formerly enrolled in PHP. AAHP’s contract with CMS went into effect on January 1, 2006, for a term of one year, with a provision for successive one year renewals, and has currently been renewed through December 31, 2010. If we fail to effectively manage AAHP’s healthcare costs, these costs may exceed the payments we receive.

We are dependent on our senior management team and local management personnel, and the loss of the services of one or more of our senior management team or key local management personnel could have a material adverse effect on our business.

The success of our business is largely dependent upon the services and management experience of our senior management team, which includes Charles N. Martin, Jr., our Chairman and Chief Executive Officer; Kent H. Wallace, our President and Chief Operating Officer; Keith B. Pitts, our Vice Chairman, Phillip W. Roe, our Executive Vice President, Chief Financial Officer and Treasurer; and Joseph D. Moore, Executive Vice President. In addition, we depend on our ability to attract and retain local managers at our hospitals and related facilities, on the ability of our senior officers and key employees to manage growth successfully and on our ability to attract and retain skilled employees. We do not maintain key man life insurance policies on any of our officers. If we were to lose any of our senior management team or members of our local management teams, or if we are unable to attract other necessary personnel in the future, it could have a material adverse effect on our business, financial condition and results of operations. If we were to lose the services of one or more members of our senior management team or a significant portion of our hospital management staff at one or more of our hospitals, we would likely experience a significant disruption in our operations and failure of the affected hospitals to adhere to their respective business plans.

Controls designed to reduce inpatient services may reduce our revenues.

Controls imposed by Medicare and commercial third-party payers designed to reduce admissions and lengths of stay, commonly referred to as “utilization review,” have affected and are expected to continue to affect our facilities. Utilization review entails the review of the admission and course of treatment of a patient by managed care plans. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payer-required preadmission authorization and utilization review and by payer pressures to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Efforts to impose more stringent cost controls are expected to continue. For example, the Health Reform Law potentially expands the use of prepayment review by Medicare contractors by eliminating statutory restrictions on their use. Although we are unable to predict the effect these changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material, adverse effect on our business, financial position and results of operations.

The industry trend towards value-based purchasing may negatively impact our revenues.

There is a trend in the healthcare industry towards value-based purchasing of healthcare services. These value-based purchasing programs include both public reporting of quality data and preventable adverse events tied to the quality and efficiency of care provided by facilities. Governmental programs including Medicare and Medicaid currently require hospitals to report certain quality data to receive full reimbursement updates. In addition, Medicare does not reimburse for care related to certain preventable adverse events (also called “never events”). Many large commercial payers currently require hospitals to report quality data, and several commercial payers do not reimburse hospitals for certain preventable adverse events.

The Health Reform Law contains a number of provisions intended to promote value-based purchasing. Effective July 1, 2011, the Health Reform Law will prohibit the use of federal funds under the Medicaid program to reimburse providers for medical assistance provided to treat hospital acquired conditions (“HACs”). Beginning in federal fiscal year 2015, hospitals that fall into the top 25% of national risk-adjusted HAC rates for all hospitals in the previous year will receive a 1% reduction in their total Medicare payments. Hospitals with excessive readmissions for conditions designated by the Department of Health and Human Services (“HHS”) will receive reduced payments for all inpatient discharges, not just discharges relating to the conditions subject to the excessive readmission standard.

The Health Reform Law also requires HHS to implement a value-based purchasing program for inpatient hospital services. Beginning in federal fiscal year 2013, HHS will reduce inpatient hospital payments for all discharges by a percentage specified by statute ranging from 1% to 2% and pool the total amount collected from these reductions to fund payments to reward hospitals that meet or exceed certain quality performance standards established by HHS. HHS will determine the amount each hospital that meets or exceeds the quality performance standards will receive from the pool of dollars created by these payment reductions.

We expect value-based purchasing programs, including programs that condition reimbursement on patient outcome measures, to become more common and to involve a higher percentage of reimbursement amounts. We are unable at this time to predict how this trend will affect our results of operations, but it could negatively impact our revenues.

Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information.

The Health Insurance Portability and Accountability Act of 1996 required the U.S. Department of Health and Human Services to adopt standards to protect the privacy and security of individually identifiable health-related information. The department released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) — one part of the American Recovery and Reinvestment Act of 2009 (“ARRA”) — broadened the scope of the HIPAA privacy and security regulations. On August 24, 2009, HHS issued an Interim Final Rule addressing security breach notification requirements and, on October 30, 2009, issued an Interim Final Rule implementing amendments to the enforcement regulations under HIPAA. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information. The regulations also provide patients with significant rights related to understanding and controlling how their health information is used or disclosed. The security regulations require healthcare providers to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is maintained or transmitted electronically.

Violations of the Health Insurance Portability and Accountability Act of 1996 could result in civil or criminal penalties. An investigation or initiation of civil or criminal actions could have a material adverse effect on our business, financial condition, results of operations or prospects and our business reputation could suffer significantly. In addition, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access or theft of personal information. State statutes and regulations vary from state to state and could impose additional penalties. We have developed a comprehensive set of policies and procedures in our efforts to comply with the Health Insurance Portability and Accountability Act of 1996 and other privacy laws. Our compliance officers are responsible for implementing and monitoring compliance with our privacy and security policies and procedures at our facilities. We believe that the cost of our compliance with the Health Insurance Portability and Accountability

Act of 1996 and other federal and state privacy laws will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

As a result of increased post-payment reviews of claims we submit to Medicare for our services, we may incur additional costs and may be required to repay amounts already paid to us.

We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services. These post-payment reviews are increasing as a result of new government cost-containment initiatives, including enhanced medical necessity reviews for Medicare patients admitted to long-term care hospitals, and audits of Medicare claims under the Recovery Audit Contractor program (“RAC”). The RAC program began as a demonstration project in 2005 in three states (New York, California and Florida) and was expanded into the three additional states of Arizona, Massachusetts and South Carolina in July 2007. The program was made permanent by the Tax Relief and Health Care Act of 2006 enacted in December 2006. CMS ended the demonstration project in March 2008 and commenced the permanent RAC program in all states beginning in 2009 with plans to have RACs in full operation in all 50 states by 2010.

RACs utilize a post-payment targeted review process employing data analysis techniques in order to identify those Medicare claims most likely to contain overpayments, such as incorrectly coded services, incorrect payment amounts, non-covered services and duplicate payments. The RAC review is either “automated”, for which a decision can be made without reviewing a medical record, or “complex”, for which the RAC must contact the provider in order to procure and review the medical record to make a decision about the payment. CMS has given RACs the authority to look back at claims up to three years old, provided that the claim was paid on or after October 1, 2007. Claims identified as overpayments will be subject to the Medicare appeals process.

These additional post-payment reviews may require us to incur additional costs to respond to requests for records and to pursue the reversal of payment denials, and ultimately may require us to refund amounts paid to us by Medicare that are determined to have been overpaid.

If we fail to continually enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment, our ability to maintain and expand our markets will be adversely affected.

Technological advances with respect to computed axial tomography (CT), magnetic resonance imaging (MRI) and positron emission tomography (PET) equipment, as well as other equipment used in our facilities, are continually evolving. In an effort to compete with other healthcare providers, we must constantly evaluate our equipment needs and upgrade equipment as a result of technological improvements. Such equipment costs typically range from $1.0 million to $3.0 million, exclusive of construction or build-out costs. If we fail to remain current with the technological advancements of the medical community, our volumes and revenue may be negatively impacted.

Our hospitals face competition for staffing especially as a result of the national shortage of nurses and the increased imposition on us of nurse-staffing ratios, which has in the past and may in the future increase our labor costs and materially reduce our profitability.

We compete with other healthcare providers in recruiting and retaining qualified management and staff personnel responsible for the day-to-day operations of each of our hospitals, including most significantly nurses and other non-physician healthcare professionals. In the healthcare industry generally, including in our markets, the national shortage of nurses and other medical support personnel has become a significant operating issue. This shortage has caused us in the past and may require us in the future to increase wages and benefits to recruit and retain nurses and other medical support personnel or to hire more expensive temporary personnel. We have voluntarily raised on several occasions in the past, and expect to raise in the future, wages for our nurses and other medical support personnel.

In addition, union-mandated or state-mandated nurse-staffing ratios significantly affect not only labor costs, but may also cause us to limit patient admissions with a corresponding adverse effect on revenues if we are unable to hire the appropriate number of nurses to meet the required ratios. While we do not currently operate in any states with mandated nurse-staffing ratios, the states in which we operate could adopt mandatory nurse-staffing ratios at any time. In those instances where our nurses are unionized, it is our experience that new union contracts often impose significant new additional staffing ratios by contract on our hospitals. This was the case with the increased staffing ratios imposed on us in our union contract with our nurses at Saint Vincent Hospital in Worcester, Massachusetts negotiated in 2007.

The U.S. Congress is currently considering a bill called the Employee Free Choice Act of 2009 (“EFCA”), which organized labor, a major supporter of the Obama administration, has called its number one legislative objective. EFCA would amend the National Labor Relations Act to establish a procedure whereby the National Labor Relations Board (“NLRB”) would certify a union as the bargaining representative of employees, without a NLRB-supervised secret ballot election, if a majority of unit employees signs valid union authorization cards (the “card-check provision”). Additionally, under EFCA, parties that are unable to reach a first contract within 90 days of collective bargaining could refer the dispute to mediation by the Federal Mediation and Conciliation Service (the “Service”). If the Service is unable to bring the parties to agreement within 30 days, the dispute then would be referred to binding arbitration. Also, the bill would provide for increased penalties for labor law violations by employers. In July 2009, due to intense opposition from the business community, alternative draft legislation became public, dropping the card-check provision, but putting in its place new provisions making it easier for employees to organize including provisions to require shorter unionization campaigns, faster elections and limitations on employer-sponsored anti-unionization meetings, which employees are required to attend. This legislation, if passed, would make it easier for our nurses or other groups of hospital employees to unionize, which could materially increase our labor costs.

If our labor costs continue to increase, we may not be able to raise our payer reimbursement levels to offset these increased costs, including the significantly increased costs that we will incur for wage increases and nurse-staffing ratios under our new union contract with our nurses at Saint Vincent Hospital. Because substantially all of our net patient revenues consist of payments based on fixed or negotiated rates, our ability to pass along increased labor costs is materially constrained. Our failure to recruit and retain qualified management, nurses and other medical support personnel, or to control our labor costs, could have a material adverse effect on our profitability.

Compliance with Section 404 of the Sarbanes-Oxley Act may negatively impact our results of operations and failure to comply may subject us to regulatory scrutiny and a loss of investors’ confidence in our internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires us to perform an evaluation of our internal control over financial reporting and file management’s attestation with our annual report. Section 404 also requires our independent auditors to opine on our internal control over financial reporting beginning with our fiscal year ending June 30, 2010. We have evaluated, tested and implemented internal controls over financial reporting to enable management to report on such internal controls under Section 404. However, we cannot assure you that the conclusions we will reach in our June 30, 2010 management report will be the same as those reached by our independent auditors in their report. Failure on our part to comply with Section 404 may subject us to regulatory scrutiny and a loss of public confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control over financial reporting and hiring additional personnel. Any such actions could negatively affect our results of operations.

A failure of our information systems would adversely affect our ability to properly manage our operations.

We rely on our advanced information systems and our ability to successfully use these systems in our operations. These systems are essential to the following areas of our business operations, among others:

•	patient accounting, including billing and collection of patient service revenues;

•	financial, accounting, reporting and payroll;

•	coding and compliance;

•	laboratory, radiology and pharmacy systems;

•	remote physician access to patient data;

•	negotiating, pricing and administering managed care contracts; and

•	monitoring quality of care.

If we are unable to use these systems effectively, we may experience delays in collection of patient service revenues and may not be able to properly manage our operations or oversee compliance with laws or regulations.

If we fail to effectively and timely implement electronic health record systems, our operations could be adversely affected.

As required by the American Recovery and Reinvestment Act of 2009, HHS is in the process of developing and implementing an incentive payment program for eligible hospitals and health care professionals that adopt and meaningfully use certified electronic health record (“EHR”) technology. If our hospitals and employed professionals are unable to meet the requirements for participation in the incentive payment program, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. Further, beginning in 2015, eligible hospitals and professionals that fail to demonstrate meaningful use of certified EHR technology will be subject to reduced payments from Medicare. Failure to implement EHR systems effectively and in a timely manner could have a material, adverse effect on our financial position and results of operations.

Difficulties with current construction projects or new construction projects such as additional hospitals or major expansion projects may involve significant capital expenditures that could have an adverse impact on our liquidity.

During the quarter ended March 31, 2010, we entered into a contract to construct a replacement facility for one of our San Antonio hospitals, and we may decide to construct an additional hospital or hospitals in the future or construct additional major expansion projects to existing hospitals in order to achieve our growth objectives. Our ability to complete construction of new hospitals or new expansion projects on budget and on schedule would depend on a number of factors, including, but not limited to:

•	our ability to control construction costs;

•	the failure of general contractors or subcontractors to perform under their contracts;

•	adverse weather conditions;

•	shortages of labor or materials;

•	our ability to obtain necessary licensing and other required governmental authorizations; and

•	other unforeseen problems and delays.

As a result of these and other factors, we cannot assure you that we will not experience increased construction costs on our construction projects or that we will be able to construct our current or any future construction projects as originally planned. In addition, our current and any future major construction projects would involve a significant commitment of capital with no revenues associated with the projects during construction, which also could have a future adverse impact on our liquidity.

If the costs for construction materials and labor continue to rise, such increased costs could have an adverse impact on the return on investment relating to our expansion projects.

The cost of construction materials and labor has significantly increased over the past years as a result of global and domestic events. We have experienced significant increases in the cost of steel due to the demand in China for such materials and an increase in the cost of lumber due to multiple factors. Increases in oil and gas prices have increased costs for oil-based products and for transporting materials to job sites. As we continue to invest in modern technologies, emergency rooms and operating room expansions, we expend large sums of cash generated from operating activities. We evaluate the financial viability of such projects based on whether the projected cash flow return on investment exceeds our cost of capital. Such returns may not be achieved if the cost of construction continues to rise significantly or anticipated volumes do not materialize.

State efforts to regulate the construction or expansion of hospitals could impair our ability to operate and expand our operations.

Some states require healthcare providers to obtain prior approval, known as certificates of need, for:

•	the purchase, construction or expansion of healthcare facilities;

•	capital expenditures exceeding a prescribed amount; or

•	changes in services or bed capacity.

In giving approval, these states consider the need for additional or expanded healthcare facilities or services. Illinois and Massachusetts are the only states in which we currently own hospitals that have certificate-of-need laws. The failure to obtain any required certificate of need could impair our ability to operate or expand operations in these states.

If the fair value of our reporting units declines, a material non-cash charge to earnings from impairment of our goodwill could result.

Blackstone acquired our predecessor company during fiscal 2005. We recorded a significant portion of the purchase price as goodwill. At March 31, 2010, we had approximately $649.1 million of goodwill recorded on our financial statements. There is no guarantee that we will be able to recover the carrying value of this goodwill through our future cash flows. On an ongoing basis, we evaluate, based on the fair value of our reporting units, whether the carrying value of our goodwill is impaired. During fiscal 2007, we recorded a $123.8 million ($110.5 million, net of tax benefit) impairment charge to goodwill to reduce the carrying values of our Illinois hospitals to their fair values. Our two Illinois hospitals have experienced deteriorating economic factors that have negatively impacted their results of operations and cash flows. While various initiatives mitigated the impact of these economic factors in previous quarters, the operating results of the Illinois hospitals have not improved to the level anticipated. After having the opportunity to evaluate the operating results of the Illinois hospitals for the first six months of fiscal year 2010 and to reassess the market trends and economic factors, we concluded that it was unlikely that previously projected cash flows for these hospitals would be achieved. We performed an interim goodwill impairment test during the quarter ended December 31, 2009 and, based upon revised projected cash flows, market participant data and appraisal information, we determined that the $43.1 million remaining goodwill related to this reporting unit was impaired. We recorded the $43.1 million ($31.8 million, net of taxes) non-cash impairment loss in our condensed consolidated statement of operations for the quarter ended December 31, 2009.

Our hospitals are subject to potential responsibilities and costs under environmental laws that could lead to material expenditures or liability.

We are subject to various federal, state and local environmental laws and regulations, including those relating to the protection of human health and the environment. We could incur substantial costs to maintain compliance with these laws and regulations. To our knowledge, we have not been and are not currently the subject of any investigations relating to noncompliance with environmental laws and regulations. We could become the subject of future investigations, which could lead to fines or criminal penalties if we are found to be in violation of these laws and regulations. The principal environmental requirements and concerns applicable to our operations relate to proper management of regulated materials, hazardous waste and medical waste, above-ground and underground storage tanks, operation of boilers, chillers and other equipment, and management of building conditions, such as the presence of mold, lead-based paint or asbestos. Our hospitals engage independent contractors for the transportation, handling and disposal of hazardous waste, and we require that our hospitals be named as additional insureds on the liability insurance policies maintained by these contractors.

We also may be subject to requirements related to the remediation of substances that have been released into the environment at properties owned or operated by us or our predecessors or at properties where substances were sent for off-site treatment or disposal. These remediation requirements may be imposed without regard to fault, and liability for environmental remediation can be substantial.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2010 on an (i) actual basis and (ii) as adjusted basis to give effect to the consummation of this offering and the Acquisition.

	As of March 31,
	2010
	Actual	As Adjusted
	(Dollars in millions)

Cash and cash equivalents	$210.3	$63.9

VHS Holdco II Debt:
2010 Credit Facilities:
Revolving Credit Facility	$—	$—
Term Loan Credit Facility	815.0	815.0
Senior notes(1)	936.6	1,161.6
Other(2)	—	17.1

Total VHS Holdco II debt	1,751.6	1,993.7
Total equity	250.7	246.7

Total capitalization	$2,002.3	$2,240.4

(1)	Does not reflect any original issue discount for the new notes offered hereby.

(2)	Reflects DMC debt to be assumed in connection with the Acquisition, substantially all of which is capital leases.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information with respect to Vanguard is based upon the historical consolidated financial statements of Vanguard. The unaudited pro forma condensed combined financials include the following:

•	The unaudited pro forma condensed combined balance sheet as of March 31, 2010, which assumes this offering was completed and the probable acquisition of DMC occurred on March 31, 2010.

•	The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2009 and for the nine months ended March 31, 2010, which assumes this offering was completed and the probable acquisition of DMC occurred on July 1, 2008.

Our fiscal year ends on June 30 of each year. DMC’s fiscal year ends on December 31. The unaudited pro forma condensed combined balance sheet combines our unaudited condensed consolidated balance sheet as of March 31, 2010 with the unaudited condensed consolidated balance sheet of DMC as of March 31, 2010. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2009 combines our audited consolidated statement of operations for the fiscal year ended June 30, 2009 with DMC’s unaudited condensed consolidated statement of operations for the twelve months ended June 30, 2009 (which was derived from DMC’s audited consolidated statement of operations for the year ended December 31, 2008 less DMC’s unaudited consolidated statement of operations for the six months ended December 31, 2008 plus DMC’s unaudited consolidated statement of operations for the six months ended June 30, 2009). The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2010 combines our unaudited condensed consolidated statement of operations for the nine months ended March 31, 2010 with DMC’s unaudited consolidated statement of operations for the nine months ended March 31, 2010 (which was derived from DMC’s audited consolidated statement of operations for the year ended December 31, 2009 less DMC’s unaudited consolidated statement of operations for the six months ended June 30, 2009 plus DMC’s unaudited consolidated statement of operations for the three months ended March 31, 2010).

The unaudited pro forma condensed combined financial information is presented for informational purposes only, is based on certain assumptions that we believe are reasonable and is not intended to represent our financial condition or results of operations had this offering or the Acquisition occurred on the dates noted above or to project the results for any future date or period. In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined financial information.

We intend to use the net cash proceeds from this offering to fund a portion of the Acquisition purchase price and to use $146.4 million of cash on hand to fund the remainder of the Acquisition purchase price and pay Acquisition-related expenses. The final purchase price for the Acquisition depends upon the actual amount of debt assumed and the final amounts of assets acquired and liabilities assumed. To the extent that additional funds are needed to fund the DMC consideration, the additional funds will be provided by borrowings under the New Revolving Credit Facility.

The unaudited pro forma condensed combined financial information includes adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the fair values of acquired assets and assumed liabilities of DMC. The final purchase price allocation will be based upon the fair values of actual net tangible and intangible assets acquired and liabilities assumed. The preliminary purchase price allocation for DMC is subject to revision as more detailed analysis is completed and additional information related to the fair value of DMC’s assets and liabilities becomes available. Any change in the fair value of the net assets of DMC will change the amount of the purchase price allocable to goodwill. Additionally, changes in DMC’s working capital, including the results of operations from March 31, 2010, through the date the proposed transaction is completed, will change the amount of goodwill recorded. Due to these varying assumptions, final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

The unaudited pro forma condensed combined financial information does not include the potential acquisition of Resurrection’s Westlake Hospital, its West Suburban Medical Center and the outpatient facilities and other assets related to each hospital, based on the status of the acquisition.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2010

			Pro Forma		Pro Forma
	Actual	Probable DMC	Acquisition		Transaction		Pro Forma
	Vanguard	Acquisition	Adjustments		Adjustments		Vanguard
	(Dollars in millions)

ASSETS
Current assets:
Cash and cash equivalents	$210.3	$60.1	$(424.4)	(a)	$217.9	(i)	$63.9
Restricted cash	2.0	—	—		—		2.0
Accounts receivable, net of allowance for doubtful accounts	294.8	152.6	—		—		447.4
Prepaid expenses and other current assets	105.6	127.1	(7.1)	(b)
			(25.8)	(j)
			(8.3)	(f)	—		191.5
Deferred income taxes	18.3	—	—		—		18.3

Total current assets	631.0	339.8	(465.6)		217.9		723.1
Property, plant and equipment, net	1,173.4	436.8	80.0	(c)	—		1,690.2
Goodwill	649.1	0.1	(0.1)	(d)	—
			118.6	(e)			767.7
Intangible assets	68.9	—	—		7.1	(i)	76.0
Other assets	105.3	486.1	(266.8)	(f)	—
			(8.7)	(d)
			3.8	(a)			319.7

Total assets	$2,627.7	$1,262.8	$(538.8)		$225.0		$3,576.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$516.2	$324.9	$(3.8)	(g)	$—		$811.5
			(25.8)	(j)
Current maturities of debt and notes payable	8.2	42.0	(34.6)	(g)	—		15.6

Total current liabilities	524.4	366.9	(64.2)		—		827.1
Other liabilities	109.2	433.1	(17.5)	(b)	—		524.8
Long-term debt	1,743.4	487.8	(478.1)	(g)	225.0	(i)	1,978.1
Equity:
Common stock	—	—	—		—		—
Additional paid-in capital	354.2	—	—		—		354.2
Accumulated other comprehensive loss	(2.5)	—	—		—		(2.5)
Net assets	—	(25.0)	25.0	(h)	—		—
Retained deficit	(108.7)	—	(4.0)	(a)	—		(112.7)

Total equity attributable to parent	243.0	(25.0)	21.0		—		239.0
Non-controlling interests	7.7	—	—		—		7.7

Total equity	250.7	(25.0)	21.0		—		246.7

Total liabilities and equity	$2,627.7	$1,262.8	$(538.8)		$225.0		$3,576.7

See notes to unaudited pro forma condensed combined balance sheet.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	To reflect the estimated purchase price paid for the DMC acquisition of $416.6 million plus $4.0 million of direct acquisition costs paid (reflected as an adjustment to retained deficit) plus a $3.8 million reclassification of cash to other assets.

(b)	To eliminate $7.1 million of DMC Medicare program settlement receivables and $17.5 million of DMC Medicare program settlement liabilities not acquired by Vanguard.

(c)	To reflect Vanguard’s $80.0 million estimated increase to the net book value of DMC’s property, plant and equipment to adjust to fair value as of the acquisition date. Vanguard’s estimate assumes increases in the net book value of each classification of property, plant and equipment except for construction in progress in amounts ranging from 15% to 25%. These increases are estimates only and are subject to post-acquisition adjustment upon Vanguard’s receipt of appraisal information.

(d)	To eliminate DMC’s existing $0.1 million goodwill balance and $8.7 million of certain other capitalized costs related to the existing debt expected to be repaid upon acquisition.

(e)	To reflect Vanguard’s estimate of unallocated purchase price related to the DMC acquisition, calculated as follows (in millions):

Total purchase price paid	$416.6
Cash acquired	56.3
Other current assets acquired	238.5
Property, plant and equipment acquired	516.8
Other assets acquired	214.4
Accounts payable and accrued expenses assumed	(295.3)
Debt assumed (not repaid)	(17.1)
Other liabilities assumed	(415.6)

Net assets acquired	$298.0

Estimated goodwill	$118.6

Vanguard expects to complete the actual purchase price allocation within one year of the acquisition date during which time the unallocated purchase price would be allocated to acquired assets, assumed liabilities, intangible assets or goodwill.

The estimated purchase price allocation above does not include (i) $850.0 million of capital commitments that Vanguard will be required to make over the five years subsequent to the closing of the DMC acquisition ($500.0 million of which relates to specified capital projects and $350.0 million of which relates to routine maintenance capital); and (ii) the Vanguard stock warrants issued at closing to collateralize the $500.0 million specified capital commitment.

(f)	To eliminate $275.1 million of certain board-restricted and donor-restricted assets not acquired by Vanguard or else not utilized as a portion of the DMC purchase price.

(g)	To eliminate $512.8 million of long-term debt and current maturities of long-term debt plus $3.7 million of accrued interest related to such debt that will be repaid at closing of the DMC acquisition with a portion of the DMC purchase price.

(h)	To eliminate the net assets of DMC not acquired by Vanguard.

(i)	To reflect the $225.0 million gross cash proceeds from the new notes being offered hereby and the $4.5 million of bank fees and $2.6 million of other professional fees paid to complete the notes offering (such costs expected to be capitalized as deferred loan costs and amortized over the life of the notes). Does not reflect any original issue discount.

(j)	To eliminate $25.8 million of current assets and current liabilities related to a portion of a securities lending program that Vanguard will not acquire.

Unaudited Pro Forma Condensed Combined Statement Of Operations
For The Year Ended June 30, 2009

			Pro Forma		Pro Forma
	Actual	Probable DMC	Acquisition		Transaction		Pro Forma
	Vanguard	Acquisition	Adjustments		Adjustments		Vanguard
	(Dollars in millions)

Total revenues:
Patient service revenues	$2,521.7	$1,913.3	$(81.5)	(a)	$—		$4,353.5
Premium revenues	678.0	—	—		—		678.0
Other revenues	—	108.4	5.8	(g)	—
			9.6	(h)			123.8

Total revenues	3,199.7	2,021.7	(66.1)		—		5,155.3
Costs and expenses:
Salaries and benefits	1,240.1	842.0	(5.3)	(i)	—		2,076.8
Provision for doubtful accounts	210.8	260.5	(81.5)	(a)	—		389.8
Other operating expenses	1,450.8	784.0	6.1	(b)
			21.4	(c)	—		2,262.3
Depreciation and amortization	130.6	79.4	(5.6)	(d)	—		204.4
Interest, net	111.6	33.0	—		(12.7)	(e)	131.9
Pension expense	—	—	5.3	(i)	—		5.3
Other expenses	8.9	—	—		—		8.9

Total costs and expenses	3,152.8	1,998.9	(59.6)		(12.7)		5,079.4

Income (loss) from continuing operations before income taxes	46.9	22.8	(6.5)		12.7		75.9
Income taxes	(16.0)	—	(10.7)	(f)	(4.9)	(f)	(31.6)

Income (loss) from continuing operations	$30.9	$22.8	$(17.2)		$7.8		$44.3

See notes to unaudited pro forma condensed combined statements of operations.

Unaudited Pro Forma Condensed Combined Statement Of Operations
For the Nine Months Ended March 31, 2010

			Pro Forma		Pro Forma
	Actual	Probable DMC	Acquisition		Transaction		Pro Forma
	Vanguard	Acquisition	Adjustments		Adjustments		Vanguard
	(Dollars in millions)

Total revenues:
Patient service revenues	$1,900.2	$1,464.6	$(61.1	) (a)	$—		$3,303.7
Premium revenues	628.0	—	—		—		628.0
Other revenues	—	113.1	(3.0	) (g)	—
			(8.6	) (h)			101.5

Total revenues	2,528.2	1,577.7	(72.7)		—		4,033.2
Costs and expenses:			—		—
Salaries and benefits	967.6	672.2	(18.8	) (i)	—		1,621.0
Provision for doubtful accounts	112.9	210.6	(61.1	) (a)	—		262.4
Other operating expenses	1,208.6	590.6	4.6	(b)
			16.1	(c)	—		1,819.9
Depreciation and amortization	102.9	60.9	(5.5	) (d)	—		158.3
Interest, net	84.6	23.3	—		(8.1	) (e)	99.8
Pension expense	—	—	18.8	(i)	—		18.8
Impairment loss	43.1	—	—		—		43.1
Debt extinguishment costs	73.2	—	—		—		73.2
Other expenses	3.5	—	—		—		3.5

Total costs and expenses	2,596.4	1,557.6	(45.9)		(8.1)		4,100.0

Income (loss) from continuing operations
before income taxes	(68.2)	20.1	(26.8)		8.1		(66.8)
Income taxes	18.2	—	(0.8	) (f)	(3.1	) (f)	14.3

Income (loss) from continuing operations	$(50.0)	$20.1	$(27.6)		$5.0		$(52.5)

See notes to unaudited pro forma condensed combined statements of operations.

Notes to Unaudited Pro Forma Condensed Combined

Statements of Operations

(a)	To reclassify estimated DMC charity care services of $81.5 million for the year ended June 30, 2009 and $61.1 million for the nine months ended March 31, 2010 to a revenue deduction instead of additional provision for doubtful accounts to be consistent with Vanguard’s presentation.

(b)	To eliminate certain estimated DMC pharmacy supply discounts of $6.1 million for the year ended June 30, 2009 and $4.6 million for the nine months ended March 31, 2010 that will no longer be available to Vanguard as a for profit healthcare provider.

(c)	To reflect estimated additional sales, unemployment and property taxes of $21.4 million for the year ended June 30, 2009 and $16.1 million for the nine months ended March 31, 2010 that Vanguard will be required to pay as a for profit healthcare provider. These estimated amounts are presented net of the impact of certain tax abatements Vanguard expects to receive as a result of the approval of certain of DMC’s hospitals as part of a qualified Renaissance Zone.

(d)	To eliminate the historical depreciation and amortization of DMC of $79.4 million and $60.9 million for the year ended June 30, 2009 and for the nine months ended March 31, 2010, respectively, and to record Vanguard’s estimate of post-acquisition DMC depreciation and amortization of $73.8 million and $55.4 million for the year ended June 30, 2009 and the nine months ended March 31, 2010, respectively. The post-acquisition estimates were determined using the acquisition date estimated fair values of property, plant and equipment as discussed in Note (c) to the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and using estimated remaining useful lives of 20 years for buildings and improvements and four years for equipment.

(e)	To adjust net interest to reflect the following:

		Nine Months
	Year Ended	Ended
	June 30, 2009	March 31, 2010

Elimination of historical DMC interest expense for debt to be repaid at transaction closing	$(31.6)	$(22.3)
Interest expense incurred for notes offered hereby ($225.0 million at 8.0%)	18.0	13.5
Interest expense related to amortization of capitalized debt issuance costs	0.9	0.7

Net interest adjustment	$(12.7)	$(8.1)

(f)	To record the provision for income taxes related to the acquired DMC operations including the impact of Acquisition-related pro forma adjustments of $10.7 million and $0.8 million for the year ended June 30, 2009 and the nine months ended March 31, 2010, respectively, and to record the provision for income taxes related to the Transaction pro forma adjustments of $4.9 million and $3.1 million for the year ended June 30, 2009 and the nine months ended March 31, 2010, respectively.

(g)	To eliminate $5.8 million of realized net losses and $3.0 million of realized net gains from revenues for the year ended June 30, 2009 and the nine months ended March 31, 2010, respectively, related to DMC investments that are not being acquired by Vanguard or otherwise will not be used as part of the Acquisition purchase price.

(h)	To eliminate $9.6 million of net unrealized losses and $8.6 million of net unrealized gains from revenues for the year ended June 30, 2009 and the nine months ended March 31, 2010, respectively, related to DMC investments that are not being acquired by Vanguard or otherwise will not be used as part of the Acquisition purchase price.

(i)	To reclassify pension expense of $5.3 million and $18.8 million for the year ended June 30, 2009 and nine months ended March 31, 2010, respectively, from salaries and benefits to a separate non-operating expense item to conform to Vanguard presentation.